Exhibit 99.1

EVERGREEN ENERGY NAMES
THOMAS H. STONER, JR. President, CEO &
DIRECTOR

Stoner, an Energy & Carbon Markets Expert, is
Solidified as Company Leader and Outlines Strategic Actions

FOR IMMEDIATE RELEASE

DENVER – June, 25, 2009 – Evergreen Energy Inc. (NYSE Arca: EEE), a green energy technology solutions company, appointed Thomas H. Stoner, Jr. president, chief executive officer and member of the board of directors. An energy and carbon markets expert, Stoner, 49, served as the company’s interim president and CEO since June 1st and as an executive consultant to Evergreen Energy for approximately six months prior.
Rick Smith, chairman of the Evergreen Energy Board of Directors, said, “The entire Evergreen team is dedicated to commercializing our proprietary cleaner coal and carbon information management technologies. After a thorough search, the board has chosen Tom to lead Evergreen and to work with my colleagues on the board of directors on properly positioning the company to thrive in the promising markets we serve. Over a 10-year period, Tom grew Econergy International PLC from a pioneer in carbon trading to a world leading developer of clean development mechanism (CDM) projects before selling it to a wholly owned subsidiary of the GDF SUEZ Group in 2008. We are confident in Tom’s ability. He has great vision, global public company leadership and energy industry and carbon trading market expertise. We welcome Tom as a permanent member of the Evergreen management team and board.”
Stoner stated, “Since my appointment as interim president and CEO, I have determined that Evergreen can have a material impact in today’s growing green more

Evergreen Names CEO
June, 25, 2009 – Page 2

movement in the public and private sectors. As discussed with and approved by the board, I intend to leverage our recently strengthened management team, to drive a pure licensing model for K-Fuel® and GreenCert™, and to complete the sale of non-core assets. Also, we anticipate adding new members to the board in the near future whose expertise in clean tech licensing, business development and marketing will accelerate implementation of our new strategy. I look forward to the swift implementation and execution of plans that build investor confidence and shareholder value. Evergreen has a very strong foundation. Our technology is proven and supported by significant players: GreenCert, our carbon information management solution, is partnered with IBM and Enterprise Information Management and K-Fuel, our cleaner coal technology, is aligned with Sumitomo and Bechtel. Our nascent market is about to flourish as both global carbon regulation increases and the need to make smarter use of coal, particularly in Asia, grows.”
Investor Update Call
Management intends to review the details of its strategy on an investor update call in July.  The date and dial-in information will be distributed via press release at least 48 hours before the event.
Stoner: President, CEO and Director
Stoner served as CEO of Econergy International PLC from 1998 to 2008, as chairman of the board from 1996 to 2006, and as chairman of the company’s independent directors in 2008. He successfully led Econergy from a small consulting service to a world-class renewable energy company operating as a power producer throughout the Americas. Under his service, Econergy developed the first methodology submitted to the governing body of the CDM, the United Nations Framework Convention on Climate Change (UNFCCC). In 2006, Econergy went public on the London Stock Exchange AIM and closed the year as the world’s leading developer of CDM projects. In 2008, SUEZ Energy South America, a wholly owned subsidiary of the GDF SUEZ Group, bought Econergy.
An economist and financial analyst, Stoner has served as a technical advisor in more than a dozen countries and been responsible for advisory teams in more

Evergreen Names CEO
June, 25, 2009 – Page 3

than 50 countries.  He is former president and CEO of EUA Highland Corporation and vice president of EUA Cogenex, both subsidiaries of Eastern Utilities, a Boston-based utility holding company traded formerly on the NYSE.
Stoner studied economics at the Fletcher School of Law and Diplomacy and Harvard University and has a bachelor of arts from Hampshire College in Amherst, Mass. and a master of science degree from the London School of Economics.
About Evergreen Energy
Evergreen Energy Inc. (NYSE Arca: EEE) delivers proven, transformative green energy solutions for cleaner coal production and precise, scientific carbon measurement. www.evgenergy.com
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Contacts:
Analyst and Investors:	Media and Public Affairs
Jimmac Lofton	Paul Jacobson
VP Corporate Development	VP Corporate Communications
303-293-2992	303-293-2992
jlofton@evgenergy.com	pjacobson@evgenergy.com

   or

   Kirsten Chapman
   Lippert / Heilshorn & Associates
   415.433.3777
   kchapman@lhai.com

Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. and C-Lock Technology Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this release is encouraged to study. Readers of this release are cautioned not to put undue reliance on forward-looking statements.